CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Fortune Natural Resources Corporation:

We consent to incorporation by reference of our report dated March 5, 1999, relating to the balance sheets of Fortune Natural Resources Corporation as of December 31, 1998, and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Fortune Natural Resources Corporation in the following registration statements of Fortune Natural Resources Corporation: (i) No. 333-35417 on Form S-8 dated September 11, 1997 and (ii) No.
333-60557 on Form S-8 dated August 4, 1998.





/s/ KPMG LLP



Houston, Texas
March 12, 1999